Exhibit 99.1

                      MEDCATH INCORPORATED ANNOUNCES FOURTH
                          QUARTER AND YEAR-END RESULTS

                Fourth Quarter EPS of $0.13, Yearly EPS of $0.51

Fourth Quarter Highlights:

     McAllen Heart Hospital trends positive
     Bakersfield  Heart  Hospital  announced;  Four new heart  hospitals on track
     Physician  Practice  Management  Division  obtains  contract to manage Heart Clinic, P.A.,located in McAllen, Texas
     Diagnostics Division expands with opening of Cape Cod and Raleigh labs

Charlotte,   North  Carolina   (November  14,  1996)  --  MedCath   Incorporated
(Nasdaq/NM:MCTH) today announced financial results for the quarter and year ended September 30, 1996.

         Stephen R. Puckett, president of MedCath Incorporated, said, "Fiscal 1996 has been a landmark year for the Company as we continue to execute our heart hospital strategy which is an integral part of our focus on comprehensive cardiac care services. We are particularly pleased with the fourth quarter performance of our heart hospital in McAllen, Texas. We believe that we have acquired a dominant market share in McAllen, which has contributed to the hospital's improving financial performance. In the fourth quarter ended September 30, 1996, which is the peak of the summer, the heart hospital operated at virtually break even. The hospital has progressed from losing $0.10 per share in the third quarter to a loss of less than a $0.01 per share in the fourth quarter; net profits were earned in August and September."

         "In addition, despite the seasonality of the McAllen market during the summer months of June through September, we met our original projection of profitable operations in the heart hospital within nine months of opening. Our labor cost as a percentage of revenue continues to decrease at the hospital and by year end was slightly over 30%. As the hospital continues to mature and we become more efficient, our target labor percentage of less than 30% of net revenue is certainly within reach. As we complete the initial six to nine month phase-in period of the hospital, we are excited about the future profit potential at McAllen as well as our four other heart hospitals at various stages of development."

Financial Results:

         Revenues for the fourth quarter ended September 30, 1996, increased 99.6% to $19,322,166 compared with $9,682,193 for the same period in 1995. Net income for the fourth quarter of 1996 increased 43.0% to $1,501,510, or $0.13 per share, on 11.3 million shares compared with $1,049,685, or $0.12 per share, on 8.9 million shares for the same period in 1995. Cash flows from operating activities were $4.9 million for the fourth quarter ended September 30, 1996.

         Revenues for the year ended September 30, 1996, increased 65.0% to $66,190,538 compared with $40,105,772 for the same period in 1995. Net income for the year ended September 30, 1996, increased 22.4% to $5,202,425, or $0.51 per share, on 10.2 million shares compared with $4,251,063, or $.51 per share, on 8.4 million shares before the extraordinary loss for the same period in 1995. Net income for the year ended September 30, 1995, after the extraordinary loss was $4,023,112, or $0.48 per share, on 8.4 million shares.
Cash flows from operating activities were $6.4 million for the year ended September 30, 1996.

Heart Hospital Division:

         McAllen Heart Hospital, McAllen, Texas. The Company opened its first heart hospital, the McAllen Heart Hospital, on January 18, 1996. Since its opening, revenues have steadily increased due to the upward trend of procedure volumes and average daily census. As a comparison, net revenue at the hospital increased 35%, from $5.6 million in the third quarter to $7.6 million in the fourth quarter. Average daily census in the fourth quarter was 29 compared with 25 in the third quarter.

         Bakersfield Heart Hospital, Bakersfield, California. In August, the Company formed a venture to construct a new hospital in Bakersfield, California. The Bakersfield Heart Hospital, which is expected to open in Fall 1998, will be owned and operated by a limited liability company in which MedCath owns a majority interest and serves as manager. Other investors include 19 of the 22 Bakersfield area cardiologists, five of the six vascular and cardiovascular surgeons, and 19 other physicians, all of whom will be actively involved in the design and development of the hospital.

         Heart Hospitals Under Development. We are still on track to open the 84-bed Arkansas Heart Hospital, located in Little Rock, Arkansas, in March 1997; the 60-bed Tucson Heart Hospital, located in Tucson, Arizona, in October 1997; and the 60-bed Heart Hospital of Austin, located in Austin, Texas, in Spring 1998.

Physician Practice Management and Diagnostics Divisions:

         Continuing Strong Results of Operations. The Company continues to experience superior profit contribution from its Physician Practice Management and its Diagnostics Divisions. During fiscal year ended September 30, 1996, these two divisions achieved record profitability with net income increasing 32% and net income per share increasing 8% over fiscal 1995. For the fourth quarter, these two divisions' net income increased 35% and net income per share increased 6% over the same period in 1995.

         Heart Clinic, P.A., McAllen, Texas. The Physician Practice Management Division continued its expansion by entering into a long-term management contract with Heart Clinic, P. A. in McAllen,Texas, under which the physicians in the clinic entered into a long-term exclusive employment and noncompete contract. The Heart Clinic is composed of seven cardiologists, six of whom are also investors in the Company's heart hospital. Management of the practice commenced in October 1996.

         Diagnostics Division Opens New Cath Labs. In September, MedCath opened a new cath lab pursuant to a joint venture agreement with 258-bed Cape Cod Hospital, in Hyannis, Massachusetts. The new lab provides in-house cardiology and cardiovascular services to the hospital. Cape Cod Hospital and the nine cardiologists residing in the Cape Cod area serve Barnstable County, with a year-round population of 189,000 which triples during the summer months. MedCath's cath lab is the only cath lab in Barnstable County.

         Subsequent to the close of the fiscal year, the Company opened a new outpatient cath lab pursuant to a long-term management agreement with Wake Heart Associates based in Raleigh, North Carolina. Founded in 1985, Wake Heart Associates continues to be the premier cardiology practice in Raleigh and the greater Wake County market. Wake County's population is greater than 500,000, and it is the second fastest growing county in North Carolina.

         Mr. Puckett commented in closing, "The success we have achieved to date throughout the Company is due to the strong relationships we have forged with our physician partners and the dedication of the MedCath health care professionals. We are grateful to the more than 400 physicians associated with our company for their support and guidance and to our employees whose efforts, once again, in fiscal 1996, have exceeded our expectations."

         MedCath Incorporated is a provider of cardiology and cardiovascular services through the operation of specialized facilities and the management of physician practices. The Company operates one specialty heart hospital and has four additional heart hospitals under development, manages three medical practices comprised of a total of 76 physicians, manages fixed-site cardiac diagnostic and therapeutic centers, and owns and operates mobile cardiac catheterization laboratories serving networks of hospitals.

                              MEDCATH INCORPORATED
                              Financial Highlights

                                                      Three Months Ended                     Year Ended
                                                         September 30,                      September 30,
--------------------------------------------------------------------------------  --------------------------------
                                                    1996              1995             1996              1995
--------------------------------------------------------------  ----------------  ---------------  ---------------

Revenue                                        $   19,322,166   $     9,682,193  $    66,190,538  $     40,105,772
Operating expenses                                (16,708,892)       (7,784,404)     (56,293,328)      (31,656,585)
                                               ---------------   ---------------   --------------  ---------------

Income from operations                              2,613,274         1,897,789        9,897,210         8,449,187
Income before income taxes
   and extraordinary item                           2,330,703         1,739,685        8,498,894         7,028,025
Provision for income taxes                           (829,193)         (690,000)      (3,296,469)       (2,776,962)
                                               ---------------   ---------------   --------------  ----------------
Income before extraordinary item                    1,501,510         1,049,685        5,202,425         4,251,063
Extraordinary loss                                         -                 -                -           (227,951)
                                               ---------------  ----------------  ---------------  ----------------

Net income                                     $    1,501,510  $      1,049,685  $     5,202,425  $      4,023,112
                                               ===============  ================  ===============  ================

Net income per common and common equivalent share:
      Income before extraordinary item         $          0.13  $          0.12  $          0.51  $           0.51

      Extraordinary loss                       $           -    $            -   $            -   $          (0.03)
                                               ---------------  ----------------  ---------------  ----------------

Net income per common and
   common equivalent share                     $         0.13   $          0.12  $          0.51  $           0.48
                                               ===============  ================  ===============  ================

Weighted average number
   of common shares outstanding                    11,319,236         8,894,421       10,192,941         8,381,241
                                               ===============  ================  ===============  ================




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